EXHIBIT 99.1

uDate.com announces Full Year 2001 Financial Results

NEW YORK, NY—(INTERNET WIRE)—Mar 28, 2002—uDate.com Inc (OTCBB:UDAT), the global online personals group providing dating and matchmaking services to more than 220,000 subscribers through two leading Web properties www.udate.com and www.kiss.com, today announced audited full year financials for the fiscal year ending December 31, 2001.

FINANCIAL HIGHLIGHTS

Revenues for the 12 months to December 31, 2001 were $20.1m, compared to $1.6m for the 10 months to December 31, 2000, representing an increase of 1,166%.

Revenues fell short of the FY2001 guidance by $1.1m. The majority of the shortfall arose from a change in the method of calculating deferred revenues for Kiss.com, which resulted in a one off adjustment of $0.85m, thereby reducing reported revenues for Q4 2001 from the preliminary figure of $8.6m to $7.75m.

Earnings before interest tax depreciation and amortization (EBITDA) for the full year were $3.0m on a USGAAP basis, however the Company incurred one off costs of $2.1m associated, in the majority, with the rationalization of its Kiss.com operations. Earnings before interest tax depreciation and amortization, excluding one off costs (EBITDA*) was therefore $5.1m, which differs from guidance for the full year 2001 of $5.8m by the value of the change in the method of calculating deferred revenues described above.

Operating losses for the 12 months to December 31,2001 were $0.4m compared to a loss in the 10 months to December 31, 2000 of $6.2m. Net loss per share at $0.02 for the 12 months to December, 31 2001 compares favourably to a loss for the 10 months to December 31, 2000 of $0.38 per share.

Trading activities boosted cash and cash equivalents by $2.9M in the year to $4.3m at the end of December 2001. Amounts owed under promissory notes issued to the vendors of Kiss.com were reduced by $2.4m leaving a balance at year end of $2.6m.

Q1 2002 TRADING UPDATE

Revenues for the first two months of 2002 were $6.0m. The Company forecasts that revenues for Q1 2002 will be around $9.0m, compared to previous guidance of $11.0m.

Mel Morris, President and Chief Executive Officer commented as follows, “2001 was a very successful year for the Company. Our business model came of age and delivered meaningful revenues. 2001 has firmly established uDate.com Inc. as the 2nd largest Online Personals provider in the world compared with barely being in the top ten a year ago.

The last few months have seen a massive increase in the visibility and market acceptance of Online Personals and we are ideally placed to continue our competitive stance in 2002. The company is generating in excess of $1M a month in operating EBITDA. At the end of this month we will have fully repaid the loan note associated with our acquisition of Kiss.com thereby significantly boosting our cash flow and enabling us to further invest in the business.”

Commenting on the projected shortfall against Q1 guidance, Morris added, “During the last few months the senior management team has been engaged in a transaction that we ultimately decided not to pursue. Inevitably the process was extremely tasking and time consuming. Following the termination of that process management has been able to focus entirely on business operations and has highlighted two key areas in need of attention, both of which have since undergone significant change. We are already noticing an improvement in our key business metrics as a result.

While I am not satisfied with 10% growth quarter on quarter for Q1, I am very encouraged by our recent developments,” continued Morris. “I am confident about our performance in 2002 and our ability to build on sales of $9m per quarter currently estimated for Q1.”

The Company intends to publish revised guidance during its First Quarter conference call scheduled for May 1, 2002.

2002 INVESTOR RELATIONS PROCESS

During 2001 the Company introduced reporting of financials on a monthly basis in order to keep investors fully informed of its progress towards the achievement of positive EBITDA. With this milestone achieved the Company intends to revert to a quarterly reporting of financial results during 2002. The Company intends to issue reports within four weeks of the end of the previous quarter and to host an Investor Conference Call during the week following. The next such Investor Conference Call will be in respect of the results for Q1 2002 and will be held at 9.30EST on Wednesday 1 May 2002.

About uDate

uDate operates high-quality web sites that serve the online singles community. The Company stresses service, efficiency and personal security through its two leading brands uDate.com (www.udate.com) and Kiss.com (www.kiss.com).

uDate.com was launched commercially in February 1999 to provide a comprehensive Internet dating service featuring extensive customer profiles, sophisticated matchmaking technology and fully integrated instant messaging capabilities. uDate operates at the top end of its market sector with more than 220,000 subscribers and provides features that surpass the most professional off-line dating services.

Both uDate.com and Kiss.com web sites offer free registered membership. A registered member of either web site may post their profile and photographs and utilize the search or matchmaking features offered by the site at any time. To enable communication with other members however, registered members must purchase a subscription. Subscription plans are available allowing communication for periods of five days to 12 months.

Forward-Looking Statements

Certain statements in this press release that do not contain historical facts or information are ``forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include those (a) that contain the words “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions, (b) that describe any of the Company’s or management’s plans, objectives or goals for future operations and products, or (c) that concern the characteristics and growth of the Company’s markets or customers or products or the expected liquidity and capital resources of the Company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company to be materially different from any future levels of results, activity, performance or achievements expressed or implied by such forward-looking statements. Such risks include, among others, those set forth in the Company’s Annual Report on Form 10-KSB under the heading, ``Risk Factors” contained within Item 6. Management’s Discussion and Analysis or Plan of Operations. Such Risk Factors include the following: risks related to the Company’s financial condition and business model, risks related to the Company’s markets and strategy, risks related to the internet and the Company’s technology infrastructure, risks related to government regulation, and risks related to volatility in the price for the Company’s securities and the effect of future sales of the Company’s common stock. For a detailed discussion of these risk factors and other cautionary statements, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the most recently ended year.

CONTACT:	Allan Watson
uDate.com, Inc.
Public & Investor Relations
1-888-214-8133 Ext. 919
investors@udate.com

3